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                                                                    EXHIBIT 3.2

[LITTON LOGO]

                                  Amendment to
                        Restated and Amended By-laws of
                            Litton Industries, Inc.
                            Adopted December 4, 1997


RESOLVED, that Article III of the By-laws of the Corporation be and hereby is amended and restated to include the following new Sections:

SECTION 6.  AUDIT AND COMPLIANCE COMMITTEE -
   (a) The Audit and Compliance Committee shall be charged with oversight of the Corporation's accounting and compliance functions. The Committee shall review and recommend outside auditors to the Board of Directors; determine the scope of the audit; review and monitor internal accounting procedures; review the responsibilities of internal audit staff; approve compensation for outside auditors; and review and monitor the ethics and compliance programs of the Corporation. The specific duties of the Committee shall be determined by resolution of the Board of Directors at its organization meeting.

   (b) The Committee shall consist of at least three independent (non-employee) directors who shall be chosen by the full Board of Directors. Members shall serve until their resignation or removal by the Board. The Committee shall meet at least four times each calendar year. The Committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

SECTION 7.  COMPENSATION AND SELECTION COMMITTEE -
   (a) The Compensation and Selection Committee shall review and recommend benefit programs for executive officers of the Corporation; and shall approve and report to the full Board of Directors on the executive compensation package, including base annual salary, annual bonus awards, long-term incentive awards, and all other compensation or perquisites, for all members of the senior executive staff of the Corporation. The specific duties of the Committee shall be determined by resolution of the Board of Directors at its organization meeting.

   (b) The Committee shall consist of not less than three independent (non-employee) directors chosen by the full Board of Directors. Members shall serve until their resignation or removal by the Board of Directors. The Committee shall meet at least twice each calendar year. The Committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

SECTION 8.  NOMINATING COMMITTEE -
   (a) The Nominating Committee shall identify, review and recommend candidates for election to the Board of Directors. The Committee shall review the qualifications of all candidates and, when a vacancy occurs on the Board


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of Directors, shall present to the Chairman of the Board or the full Board of
Directors, a list of qualified candidates for consideration. The specific duties of the Committee shall be determined by resolution of the Board of Directors at its organization meeting.

(b) The Committee shall consist of the Chairman or Chief Executive Officer or President and not less than three independent (non-employee) directors chosen by the full Board of Directors. Members shall serve until their resignation or removal by the Board of Directors. The Committee shall meet as often as necessary to fulfill its duties but in no event less than once each calendar year. The Committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

RESOLVED FURTHER, that the Sections within Article III of the By-laws of the Corporation shall be renumbered as necessary to accommodate the inclusion of the new sections; and

RESOLVED FURTHER, that Article IV of the By-laws of the Corporation be and hereby is amended to add the following new provisions to Section 4:

(f) CHIEF FINANCIAL OFFICER - The Chief Financial Officer shall provide and maintain, subject to the direction of the Board of Directors, financial and accounting controls over the business and affairs of the Corporation. The Chief Financial Officer shall maintain adequate records of the assets, liabilities and financial transactions of the Corporation, and shall direct the preparation of financial statements, reports and analyses. The Chief Financial Officer shall perform such other duties and exercise such other powers as are incident to such function, subject to the control of the Board of Directors.

(g) CHIEF LEGAL OFFICER - The Chief Legal Officer (General Counsel) shall be in charge of the Corporation's legal affairs. The Chief Legal Officer shall advise the Board and/or the officers of the Corporation on such legal matters and prepare such reports as may be required by them. The Chief Legal Officer shall perform such other duties and exercise such other powers as are incident to such function, subject to the control of the Board of Directors.